Filed pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01

 Enhanced Participation Notes(TM)
Investor Products

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RBS Enhanced Participation Notes Risk/Reward Profiles

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Enhanced Participation Notes(TM) ("EPNs") are market-linked investments that seek to enhance your exposure to market returns up to a stated cap. EPNs are unsecured and unsubordinated obligations of the issuer, The Royal Bank of
Scotland N.V. ("RBS NV"), that are linked to broad market measures, such as the
SandP 500 Index, or to specific assets, such as stocks, currencies, commodities, or exchange traded fund shares. If held to maturity, and if the linked market measure appreciates, EPNs will pay a specified multiple (greater than 100% and up to 300%) of the return of the linked market measure, up to the stated cap.
Like all debt securities, payments on EPNs are subject to the credit risk of the issuing company--in this case, RBS NV. However, unlike conventional bonds, EPNs involve risk to your principal invested if the linked market measure declines in value. EPNs are generally available in $1,000 increments with typical maturities of between one and three years.

There are three broad categories of EPNs with different levels of risk to principal at maturity. The last page of this fact sheet contains a brief summary of these categories. The following are examples of hypothetical EPN terms to show the return profiles of three EPN categories. EPNs are registered with the
Securities and Exchange Commission ("SEC") and offered by means of a prospectus specific to the relevant EPN offering. Before buying any EPNs, you should read the relevant prospectus for a detailed explanation of the terms, risks, tax treatment and other relevant information. We also urge you to consult your accounting, legal and tax advisors before investing. Hypothetical information below does not reflect the terms of any actual EPN.

Category and Return Profile
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EPNs WITH FULL EXPOSURE

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Level of Principal at Risk at Maturity
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[]   Full exposure to any decline in the linked market measure.

[]   At maturity, you will be exposed to any decrease in the linked market measure on a one-to-one basis.

[]   You may lose some or all of your investment.

Hypothetical Terms
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Term:               24 months
Upside
Participation Rate: 300%
Maximum Return:     25%
Downside Exposure:  Full exposure (100% of
                    principal invested at risk)

EPNs WITH FIXED BUFFER

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Level of Principal at Risk at Maturity
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[]   Full exposure to any decline in the linked market measure beyond the fixed buffer.

[]   At maturity, you will be exposed to any decrease in the linked market measure below the fixed buffer on a one-to-one basis.

[]   You may lose some or a substan- tial portion of your investment.

Hypothetical Terms
--------------------------------------------------------------------------------
Term:               24 months
Upside
Participation Rate: 200%
Maximum Return:     20%
Fixed Buffer:       10%
Downside Exposure:  Full exposure beyond the
                    fixed buffer (i.e., 90% of
                    principal invested at risk)

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

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Category and Return Profile
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EPNs WITH CONTINGENT BUFFER

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Level of Principal at Risk at Maturity
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[]   Full exposure to any decline in the linked market measure if the market measure falls to or below the contin- gent buffer level at any time during the term of the EPNs.

[]   The contingent buffer offers protec- tion at maturity against a decrease in the linked market measure only if a Knock-Out Event does not occur. If a
     Knock-Out Event occurs, you will be exposed to any decrease in the linked market measure on a one- to-one basis.

[]   You may lose some or all of your investment.

Hypothetical Terms
--------------------------------------------------------------------------------
Term:               24 months
Upside
Participation Rate: 200%
Maximum Return:     23%
Contingent Buffer:  30%
Knock-Out           Event:   Linked  market   measure  falls  to  or  below  the
                    contingent  buffer  level at any time during the term of the
                    EPNs.
Downside            Exposure:  Full  Exposure if a Knock-Out  Event  occurs.  No exposure if a Knock-Out  Event does not occur; in this case, the EPN will offer protection of your invested  principal at maturity against a decline in the value of the linked market measure.

Assuming the same maturity date and linked market measure, EPNs without a buffer
(i.e.,  full exposure to any decline in the linked market  measure) tend to have greater upside potential (i.e., higher upside  participation rates and/or stated
caps) than those with a buffer. Similarly, EPNs with a contingent buffer tend to have higher upside  participation rates and/or stated cap than EPNs with a fixed buffer,  assuming all other terms are the same.  Any payment on the EPNs remains subject to the credit risk of the issuer, RBS NV.

What advantages do Enhanced
Participation Notes provide?

Enhanced return, up to a cap. When EPNs mature,  you will be entitled to receive any  increase  in the  value of the  linked  market  measure  multiplied  by the participation  rate,  up to a stated cap. For  example,  if the EPN that you buy promises  to pay you 200% of any  increase  in the  value of the  linked  market measure  up to a stated  cap of 25%,  then,  if the value of the  linked  market measure  increases,  you will receive at maturity twice the return of the linked market  measure  subject to a maximum  return on the note of 25%.  The  enhanced participation  feature can help  investors  to  potentially  outperform a direct investment  in  the  linked  market  measure  in  a  moderately  bullish  market environment, subject to a pre-determined cap.

Reduce market downside exposure (only for EPNs with a buffer).

[]   For EPNs with a fixed buffer, regardless of how the linked market measure performs, you will be entitled to receive at least a portion of the principal of the note back at maturity, subject to the credit risk of the issuer. The []xed buffer provides a modest protection of your investment against a decline in the value of the linked market measure. For an EPN with a 10% buffer, the linked market measure would have to decline 11% for you to experience a 1% loss, and 90% of your principal is at risk if the linked market measure falls to zero.

[]   EPNs with a contingent buffer provide a tactical cushion against a modest decline in the value of the linked market measure only if the linked market measure does not fall to or below the level of the contingent buffer at any time during the term of the EPN. If the value of the linked market measure falls to or below the level of the contingent buffer at any time during the term of the EPNs, you will be exposed to the full decrease in the value of the linked market measure with no cushion against any market measure decline. In such an instance, you will experience a 1% loss for every 1%
     decline in the value of the linked market measure, and you may lose some or all of your investment.

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

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Asset  diversification.  EPNs  can  provide  exposure  to a  variety  of  market measures,  including some not readily available through mutual funds or exchange traded  funds.  However,  all EPNs of the same issuer will carry the same credit risk  and,  as such,  will not  offer  portfolio  diversification  from a credit perspective.

Strategic  investment solution for an overall portfolio.  EPNs offer investors a single packaged  solution,  which are more readily  accessible to most investors than executing complicated investment strategies. They can play a strategic role as a portion of an  investment  portfolio by offering the potential for enhanced growth,  up to a specified limit,  while providing a modest  protection  against market  declines in the case of EPNs with a buffer.  EPNs are not meant to serve as the primary portion of any investment portfolio. As with all investments, you should carefully consider the risk of asset and credit  concentration of EPNs in your portfolio.

What are some of the risks of an investment in Enhanced Participation Notes?

Poor market performance. If the linked market measure performs poorly, you could experience  lower  returns  than  anticipated  and may lose  some or all of your invested principal.

Lower returns. Because returns are limited by a stated cap, if the linked market measure  performs well, your returns could be lower than they would have been if you were  invested  directly in that market  measure.  In addition  you will not receive any dividends,  interest payments or other distributions from the linked market measure.  Depending on the performance of the linked market measure, your
EPNs may provide lower returns than other bonds.

Limited  liquidity.  There may be little or no secondary market for the EPNs, so you may not be able to sell them prior to maturity. If you are able to sell your
EPNs, you may receive less than you paid. You should be willing and able to hold your EPNs until the maturity date.

Credit risk. EPNs are unsecured and unsubordinated obligations of RBS NV. If RBS
NV goes  bankrupt  or is  unable  to pay its  debts,  you  could  lose your full investment,  even if the linked market measure is performing well. The notes are unsecured and not backed by FDIC  insurance or any other  governmental  support.
Further, all EPNs of the same issuing company carry the same credit risk.

Tax consequences. Significant aspects of the U.S. federal income tax treatment of the EPNs are uncertain. You should consult your tax advisor before investing.

See "Risk Factors" in the applicable prospectus for more information.

What do I pay when I buy an Enhanced Participation Note?

EPNs are generally  offered in new issue  offerings at $1,000 per note.  Part of the  $1,000 you pay for each new issue EPN goes to the  broker  selling  you the investment.  Because the broker is paid a selling  commission for its EPN sales, the broker is incentivized to sell you the EPN. This amount will be disclosed to you on the cover of the  relevant  prospectus.  The $1,000 that you pay for each new issue EPN will also include hedging costs,  principally  reflecting a profit component  built  into  the  price  that  RBS NV may  have  paid  to  hedge  its obligations  under the EPN. As a result of these fees and costs,  the value that you might expect to receive if you were able to resell your EPNs on the day that you purchase them will be less than $1,000.

What is RBS' role in selling Enhanced Participation Notes?

The proceeds from the sale of EPNs will be used for RBS NV's general corporate purposes and, in part, by RBS NV or its affiliates in connection with hedging the issuer's obligations under the EPNs. RBS Securities Inc., a U.S.
broker-dealer, will be paid an underwriting discount or selling commission for
EPNs offered through it. RBS Securities Inc. and its affiliated companies also expect to engage in trading, hedging and investment activities related to the
EPNs or any of the linked market measures.

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

                                                                     page 3 of 4

RBS Investor Products

RBS Investor  Products are divided into four broad  categories  depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer,
Contingent Buffer and Full Exposure. These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you  consider  the upside  potential of RBS  Investor  Products.  The  following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance. Capped
EPNs are available only in the Fixed Buffer, Contingent Buffer or Full Exposure.

Any payment on the EPNs remains  subject to the credit risk of RBS NV, as issuer of the EPNs, and RBS Holdings, as guarantor of the issuer's obligations.
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Protection  investments  provide for full or partial protection on your invested principal  at  maturity  against  downside  market  movements,  subject  to  the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity,
while  potentially   offering  better  returns  than  traditional  fixed  income investments. These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.
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Fixed Buffer  investments  provide a modest buffer at maturity  against downside market movements. These securities are designed for investors who seek potential growth or income,  and who also seek some cushion against modest market declines up to a specified  buffer.  You are  exposed to the full  market  decline in the underlying  asset  beyond  the  specified  buffer,  and you can  lose  some or a substantial portion of your investment.
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Contingent Buffer  investments  provide some protection  against downside market movements  only if the  underlying  asset does not fall to or below a  specified level during the term of the  securities.  If the  underlying  asset falls to or below this  specified  level,  you are exposed to the full market decline in the underlying  asset at  maturity  without  any  cushion  against  downside  market movements.  These investments are for more aggressive investors who can tolerate full downside  risk but find the  contingent  buffer to be an appealing  form of tactical cushion. You can lose some or all of your investment.
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Full Exposure  investments expose investors to full downside risk to any decline in the  underlying  asset.  These  investments  are meant for  investors who are willing to take full market risk in return for either  enhanced  appreciation or access to a unique  underlying  asset or  strategy.  You can lose some or all of your investment.

IMPORTANT  NOTICE:  The  Royal  Bank of  Scotland  N.V.  (RBS  NV)  has  filed a registration statement (including a prospectus) with the Securities and Exchange
Commission, or SEC, for the offering to which this communication relates. Before you invest,  you should read the prospectus in that  registration  statement and other  documents,  including the applicable EPN product  supplement,  related to this offering  that RBS NV has filed with the SEC for more complete  information about RBS NV and the  offering of the  securities.  You may get these  documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
RBS NV,  any  underwriter  or any dealer  participating  in this  offering  will arrange to send you the prospectus and EPN product  supplement if you request by calling toll free (866) 747-4332.

RBS Investor Products | 1-866-747-4332 | investor.products@rbs.com

Dated February 4, 2011

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